Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	July 24, 2006

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the Third Quarter of Fiscal 2006

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2006 ended June 30, 2006. These results and a comparison to the corresponding periods last year follow (in thousands, except per-share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Net earnings	$50,632	$36,605	$138,157	$93,301
Net earnings before the effects of SFAS 123R (1)	$53,167	$40,050	$145,218	$108,240
Diluted earnings per share (“EPS”)	$0.84	$0.62	$2.30	$1.60
Diluted EPS before the effects of SFAS 123R (1)	$0.88	$0.68	$2.42	$1.85
Stock option expense included in pre-tax earnings	$3,979	$5,091	$11,032	$20,823

(1)	A non-GAAP financial measure – see below

Jacobs also announced revenues of $1.9 billion for the third quarter of fiscal 2006 ended June 30, 2006. This compares to revenues of $1.4 billion for the third quarter of fiscal 2005. For the nine months ended June 30, 2006, Jacobs reported revenues of $5.4 billion. This compares to revenues of $4.1 billion for the same period last year. Jacobs also announced backlog totaling $9.4 billion at June 30, 2006, including a technical professional services component of $4.8 billion. This compares to total backlog and technical professional services backlog of $8.4 billion and $4.2 billion, respectively, at June 30, 2005.

Commenting on the results for the third quarter of fiscal 2006, Jacobs President and CEO Craig L. Martin stated, “Our third quarter was an excellent one. Strong growth, coupled with better cost control produced our best quarter yet. In addition, we had a strong sales quarter and have good prospects going forward.”

Also commenting on the results for the third quarter of fiscal 2006 and on the Company’s earnings outlook for the remainder of the fiscal year, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “When compared to 2005, we expect 2006 EPS growth to be between 27 and 30% before the effects of SFAS 123R.”

Effective as of the beginning of the current fiscal year, the Company adopted FASB Statement 123R–Share-Based Payment using the modified retrospective application method. Accordingly, its results of operations for prior fiscal periods have been adjusted to include compensation cost relating to stock options.

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 25, 2006, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through August 02, 2006. The dial-in number for the audio replay is 706.645.9291 (confirmation code 2728028).

Jacobs, with over 40,000 employees and revenues approaching $7.0 billion, provides scientific, technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We therefore caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 3 – Legal Proceedings; and Item 7 –Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005 (a)	2006	2005 (a)
Revenues	$1,926,071	$1,449,047	$5,441,979	$4,115,542
Costs and Expenses:
Direct costs of contracts	(1,682,806)	(1,240,170)	(4,760,440)	(3,516,451)
Selling, general and administrative expenses	(163,694)	(150,195)	(465,115)	(445,783)

Operating Profit	79,571	58,682	216,424	153,308
Other Income (Expense):
Interest income	3,012	1,114	8,126	2,901
Interest expense	(1,951)	(1,486)	(5,338)	(5,028)
Miscellaneous expense, net	(1,538)	(825)	(3,341)	(2,878)

Total other income (expense), net	(477)	(1,197)	(553)	(5,005)

Earnings Before Taxes	79,094	57,485	215,871	148,303
Income Tax Expense	(28,462)	(20,880)	(77,714)	(55,002)

Net Earnings	$50,632	$36,605	$138,157	$93,301

Earnings Per Share:
Basic	$0.87	$0.64	$2.37	$1.64
Diluted	0.84	0.62	2.30	1.60

Weighted Average Shares Used to
Calculate Earnings Per Share:
Basic	58,482	57,447	58,217	57,038
Diluted	60,269	58,882	60,019	58,427

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Other Operational Information (in thousands)

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Revenues by Major Component:
Technical professional services	$871,997	$741,716	$2,453,384	$2,114,724
Field services	1,054,074	707,331	2,988,595	2,000,818

Total	$1,926,071	$1,449,047	$5,441,979	$4,115,542

Depreciation (pre tax)	$10,152	$9,447	$29,966	$28,512

Capital Expenditures	$15,278	$10,607	$39,716	$33,490

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30,
	2006	2005
Balance Sheet Information:
Cash and cash equivalents	$339,551	$201,740
Working capital	735,301	542,780
Total debt	108,513	114,573
Stockholders’ equity	1,330,837	1,166,115	(a)
Backlog Information:
Technical professional services	$4,820,400	$4,198,800
Field services	4,601,100	4,204,500

Total	$9,421,500	$8,403,300

(a)	Adjusted to include the effects of stock-based compensation in accordance with SFAS 123R.

Non-GAAP Financial Measure:

Management of the Company believes that earnings before the effects of SFAS 123R is useful information, particularly during this first year of adoption, because it allows investors to assess for themselves the Company’s earnings trend. Such non-GAAP information is also integral to Management’s internal evaluation of the Company’s performance. The following table reconciles the Company’s reported GAAP net earnings and earnings per share to the non-GAAP financial measure (in thousands, except earnings per share):

	Three Months Ended June 30		Nine Months Ended June 30
	2006	2005	2006	2005
Net earnings:
As reported	$50,632	$36,605	$138,157	$93,301
Effect of SFAS 123R	2,535	3,445	7,061	14,939

Net earnings before the effects of SFAS 123R	$53,167	$40,050	$145,218	$108,240

Diluted earnings per share (“EPS”):
As reported	$0.84	$0.62	$2.30	$1.60
Effect of SFAS 123R	0.04	0.06	0.12	0.25

EPS before the effects of SFAS 123R	$0.88	$0.68	$2.42	$1.85